Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. and Aratana Therapeutics Inc. Enter into Global Licensing Agreement for Development and Commercialization

of Bupivacaine Liposome Injectable Suspension for Animal Health Indications

PARSIPPANY, N.J. and KANSAS CITY, Kan., December 6, 2012 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) and Aratana Therapeutics Inc. today announced a global licensing agreement for the development and commercialization of bupivacaine liposome injectable suspension for animal health indications. Under the agreement, Aratana will develop and seek approval for the use of the product in veterinary surgery to manage postsurgical pain, focusing initially on developing the product for cats, dogs and other companion animals.

Bupivacaine liposome injectable suspension is approved for human use in the United States for the management of postsurgical pain and is currently marketed by Pacira under the name EXPAREL®. EXPAREL is a non-opioid local anesthetic, which was approved by the U.S. Food and Drug Administration (FDA) in October 2011 for administration into the surgical site to produce postsurgical analgesia. EXPAREL utilizes DepoFoam®, a proprietary delivery technology utilized in several Pacira products approved for human use. Veterinary development of the product may address the estimated 33 million surgical procedures performed each year on companion animals in the U.S.(1)

Steven St. Peter, M.D., chief executive officer of Aratana Therapeutics, stated, “Given the rapid and widespread implementation of EXPAREL by surgeons performing human procedures, we are confident that adoption of this innovative product by veterinary surgeons will be equally impressive. The global companion animal health market remains significantly underserved despite the more than 150 million companion animals in the U.S.(2) — many of whom will undergo surgical procedures. We believe this product fits nicely into our growing portfolio of companion animal therapeutics and will be welcomed by veterinarians committed to providing their patients with the best care available.”

“The management of postsurgical pain in animal health settings represents a large and growing market for our EXPAREL product,” said David Stack, president and chief executive officer of Pacira. “We continue to see EXPAREL adoption in a wide range of surgical settings, the generation of positive Phase 4 data and considerable sales growth during our launch year. We also have recently completed the installation of our expanded manufacturing suite — these milestones all strongly position the program for a strategic partnership. Given the Aratana team’s combined decades of veterinary drug development experience, we believe Aratana is the ideal partner for maximizing the product’s value in the companion animal health market.”

Under the agreement, Aratana made a one-time payment to Pacira of $1 million and will pay additional development and commercial milestones totaling up to $42.5 million. In addition, upon approval of the product by the FDA, Aratana will pay Pacira a double-digit royalty on net sales of the product.  Should Aratana sublicense the product to a third party, Aratana and Pacira will share the proceeds by a predetermined formula (after Aratana has recovered certain direct development costs).  Pacira will be responsible for all product

1901 Olathe Blvd, Kansas City, KS 66103  913-951-2130  www.aratanarx.com manufacturing, and Pacira and Aratana will form a joint committee to oversee commercialization and development activities.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at http://www.pacira.com.

About Aratana Therapeutics

Aratana Therapeutics is a biopharmaceutical company positioned to deliver high quality new medicines that address significant therapeutic needs for cats and dogs (companion animals).  Aratana licenses and develops proprietary, patent-protected compounds acquired from human pharmaceutical and biotechnology companies and then maximizes the value of the programs for the animal health market.  For more information, please visit www.aratanatherapeutics.com.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans to develop and commercialize a bupivacaine liposome injectable suspension product for animal health indications, the size of the market for such a product and the level and rate of adoption for such a product and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the attainment of all necessary regulatory approvals for the marketing of any product developed under the Aratana license agreement; the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

(1) Small Animal and Equine Veterinary Surveys Regarding Surgical Procedures and Local Anesthetic Use (2008). Brakke Consulting, Inc., Dallas, TX.  Prepared for Pacira Pharmaceuticals, Inc.

(2) American Veterinary Medical Association (2011). www.avma.org

*EXPAREL is a registered trademark of Pacira Pharmaceuticals, Inc.

For Pacira Pharmaceuticals, Inc.

James S. Scibetta, 973-254-3570

or

Media Contact:

Pure Communications, Inc.

Susan Heins, 864-286-9597

For Aratana Therapeutics Inc.

Investors & Media:

Joshua Drumm, Ph.D. / Andrew Mielach

Tiberend Strategic Advisors, Inc.

(212) 827-0020

jdrumm@tiberend.com

amielach@tiberend.com